Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130527) pertaining to the Leslie’s Poolmart, Inc. 2005 Stock Option Plan of our report dated December 1, 2006, with respect to the consolidated financial statements of Leslie’s Poolmart, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2006.

/s/ Ernst & Young LLP

Phoenix, Arizona

December 19, 2006